Exhibit 99.1

  Haemonetics Elects Susan Foote and Pedro Granadillo to Board of Directors

    BRAINTREE, Mass., Aug. 18 /PRNewswire-FirstCall/ -- Haemonetics Corporation announced today that its Board of Directors has elected Susan Bartlett Foote and Pedro Granadillo to fill open director seats. Ms. Foote is associate professor and head of the Division of Health Service Research and Policy at the School of Public Health at the University of Minnesota. Mr. Granadillo is senior vice president at Eli Lilly and Company with responsibility over global manufacturing and human resources. The appointments are effective immediately.

    In addition to their board responsibilities, Ms. Foote and Mr. Granadillo will serve on the Compensation and Management Development Committee of the Board. Mr. Granadillo will also serve on the Nominating and Governance Committee.

    Ronald A. Matricaria, Haemonetics' Chairman, said, "Susan and Pedro bring exceptional strengths and diverse backgrounds that will complement those of our existing Board. Susan has a breadth of experience in healthcare policy, as well as in regulatory and governmental affairs. Pedro has a strong record of leadership in implementing award-winning human resource programs and managing a world-class, rapidly growing global manufacturing organization."

    Ms. Foote has been a professor for more than twenty years, at the Haas School of Business at the University of California, Berkeley, and at the University of Minnesota. Previously, Ms. Foote was the Robert Wood Johnson Health Policy Fellow in the Office of U.S. Senator Dave Durenberger and a senior health policy analyst. In these roles she participated in comprehensive health reform legislation and issues related to the medical device industry. Most recently, she was president of Public Policy Partners where she focused on policy development, political strategy, lobbying, and advocacy on health issues that included FDA reform, Medicare payment policy, and medical technology policy.

    Ms. Foote graduated from Case Western Reserve University with a Bachelor of Arts and a Master of Arts in History. She also has a law degree from Boalt Hall School of Law at the University of California. She has published extensively on public policy and healthcare reform and previously held advisory positions for the Food and Drug Administration and the National Institutes of Health. Ms. Foote currently serves on the boards of Banner Health Systems, Urologix, Inc., and the Park Nicollet Research Institute. She serves on the Medicare Coverage Advisory Committee to the Centers for Medicare and Medicaid Services and the Medical Technology Leadership Forum, a think tank on medical technology policy issues.

    Mr. Granadillo has been with Eli Lilly and Company since 1970. He held a number of manufacturing positions which included thirteen years in international assignments. He was promoted through a series of positions to become Vice President of Manufacturing, Pharmaceutical Operations. Subsequently, he was named Vice President of Human Resources. Under his leadership Eli Lilly has become recognized as a progressive employer by Working Mother magazine, the U.S. Department of Labor, and Harvard Business Review. In 1998 Mr. Granadillo assumed additional responsibility for global manufacturing and quality operations overseeing more than 20 sites and 13,000 employees worldwide. Mr. Granadillo has announced his retirement from Eli Lilly effective September 30, 2004.

    Mr. Granadillo graduated from Purdue University with a Bachelor of Science in Industrial Engineering. He serves on the boards of First Indiana Corporation, a publicly-traded banking company; First Indiana Bank, N.A.; and, Purdue Research Foundation.

    Haemonetics Corporation

    Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. To learn more about Haemonetics' products and markets, visit its web site at http://www.haemonetics.com.

     Contact:
     Julie Fallon
     Tel. (781) 356-9517
     Alt. Tel. (617) 320-2401
     fallon@haemonetics.com

SOURCE  Haemonetics Corporation
    -0-                             08/18/2004
    /CONTACT:  Julie Fallon of , +1-781-356-9517, or Alt. Tel.,
+1-617-320-2401, fallon@haemonetics.com/
    /Web site:  http://www.haemonetics.com/
    (HAE)

CO:  Haemonetics Corporation
ST:  Massachusetts
IN:  MTC
SU:  PER